Exhibit 4.3

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”), dated as of [●], 2019, is entered into by and among Brigham Minerals, Inc., a Delaware corporation (the “Company”), the stockholders identified on the signature pages hereto, and any other persons signatory hereto from time to time (collectively, the “Principal Stockholders”).

WHEREAS, the Certificate of Incorporation and Bylaws of the Company have been amended and restated in connection with the Company’s IPO (as defined herein) (as amended and restated from time to time, the “Certificate of Incorporation” and “Bylaws,” respectively); and

WHEREAS, in connection with, and effective upon, the completion of the Company’s IPO, the Principal Stockholders and the Company have entered into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person; provided that, for purposes of this Agreement, none of the Principal Stockholders shall be deemed to be Affiliates of the Company and its Affiliates. For purposes of this Agreement, no party to this Agreement shall be deemed to be an Affiliate of another party to this Agreement solely by reason of the execution and delivery of this Agreement.

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each Principal Stockholder is deemed to Beneficially Own the shares of Common Stock owned by it and no party hereto is deemed to Beneficially Own shares of Common Stock of another party hereto, notwithstanding the fact that such shares are subject to this Agreement.

“Board” means the Board of Directors of the Company.

“Bylaws” has the meaning given to such term in the recitals hereto.

“Certificate of Incorporation” has the meaning given to such term in the recitals hereto.

“Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of the Company.

“Common Stock” means the Class A Common Stock and Class B Common Stock, considered as a single class.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Fair Market Value” means the fair market value that a willing buyer would pay a willing seller for such property, assets or equity interests, as applicable, with neither such buyer nor such seller under any compulsion to transact, using an appropriate and generally accepted valuation method.

“Final Independent Director” means a director that meets the independence standards of Rule 10A-3 of the Securities Exchange Act of 1934 and the independence standards of any national securities exchange upon which the Class A Common Stock is admitted to trading for membership on the Company’s audit committee that has been admitted to the Board upon the approval of a majority of the Sponsor Directors.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law) necessary to cause such result, including (i) voting or providing a written consent or proxy with respect to shares of Common Stock, (ii) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (iii) executing agreements and instruments and (iv) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Non-Sponsor Independent Director” means any member of the Board who, at the time of his or her appointment, met the independence standards of any national securities exchange upon which the Class A Common Stock was admitted to trading and who was not a Sponsor Director.

“IPO” means the initial public offering of shares of Class A Common Stock by the Company.

“Parties” means the Company, Pine Brook, Warburg Pincus and Yorktown.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Pine Brook” means Pine Brook Road Advisors, LP and (i) its Affiliates and (ii) investment funds it is Affiliated with or manages.

“Pine Brook Director” means any such individual whom Pine Brook shall nominate pursuant to Section 2.1(c)(i) and who is thereafter elected to the Board to serve as a director.

“Sponsor Director” means a Pine Brook Director, Warburg Director or Yorktown Director, as applicable.

“Sponsors” means Pine Brook, Warburg Pincus and Yorktown.

“Sponsor Representative” has the meaning set forth in Section 4.11.

“Warburg Pincus” means Warburg Pincus LLC and (i) its Affiliates and (ii) investment funds it is Affiliated with or manages.

“Warburg Director” means any such individual whom Warburg Pincus shall nominate pursuant to Section 2.1(c)(ii) and who is thereafter elected to the Board to serve as a director.

“Yorktown” means Yorktown Energy Partners IX, L.P., Yorktown Energy Partners X, L.P., Yorktown Energy Partners XI, L.P. and YT Brigham Co Investment Partners, LP and (i) their Affiliates and (ii) investment funds Affiliated with or managed by Yorktown Partners LLC.

“Yorktown Director” means any such individual whom Yorktown shall nominate pursuant to Section 2.1(c)(iii) and who is thereafter elected to the Board to serve as a director.

Section 1.2    Rules of Construction.

(a)    Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b)    The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c)    This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted

ARTICLE II

GOVERNANCE MATTERS

Section 2.1    Designees.

(a)    Upon the closing of the IPO, the Board shall consist of nine (9) directors, including James Levy, John Holland, Dick Stoneburner, Howard Keenan, Ben “Bud” M. Brigham, Robert M. Roosa, J.R. Sult, Harold Carter and one vacancy for the Final Independent Director. During the one year period commencing on the date that the Class A Common Stock is listed on the New York Stock Exchange, the Board, with the approval of a majority of the Sponsor Directors, shall fill the vacancy with the Final Independent Director. The Board will be divided into three classes of directors serving staggered three-year terms with James Levy, Dick Stoneburner and Howard Keenan each serving an initial term ending on the date of the Company’s 2020 annual general meeting of stockholders, John Holland, Harold Carter and Robert M. Roosa each serving an initial term ending on the date of the Company’s 2021 annual general meeting of stockholders and J.R. Sult, Ben “Bud” M. Brigham and the Final Independent Director each serving an initial term ending on the date of the Company’s 2022 annual general meeting of stockholders. Subject to Section 2.1(e), each director will be removable only for “cause” as set forth in the Certificate of Incorporation.

(b)    Upon the closing of the IPO, the Audit Committee of the Board shall be comprised of J.R. Sult, Harold Carter and John Holland, provided that John Holland shall be removed from the Audit Committee upon the earlier to occur of December 31, 2019 or the appointment of the Final Independent Director. Upon the closing of the IPO, the Compensation Committee of the Board shall be comprised of James Levy, Dick Stoneburner, Howard Keenan and Harold Carter; and the Nominating and Governance Committee of the Board shall be comprised of James Levy, Dick Stoneburner, Howard Keenan and Harold Carter.

(c)    Sponsor Designees.

(i)    Following the closing of the IPO, Pine Brook shall have the right, but not the obligation, to nominate to the Board one (1) director, in the event that Pine Brook Beneficially Owns 7.5% or more of the outstanding shares of Common Stock. If Pine Brook Beneficially Owns less than 7.5% of the outstanding shares of Common Stock, it shall not be entitled to designate any nominee to the Board. At the closing of the IPO, the initial Pine Brook Director shall be Dick Stoneburner.

(ii)    Following the closing of the IPO, Warburg Pincus shall have the right, but not the obligation, to nominate to the Board a number of designees equal to: (i) two (2) directors, so long as Warburg Pincus Beneficially Owns 15%

or more of the outstanding shares of Common Stock; and (ii) one (1) director, in the event that Warburg Pincus Beneficially Owns 7.5% or more, but less than 15%, of the outstanding shares of Common Stock. If Warburg Pincus Beneficially Owns less than 7.5% of the outstanding shares of Common Stock, it shall not be entitled to designate any nominee to the Board. At the closing of the IPO, the initial Warburg Directors shall be John Holland and James Levy.

(iii)    Following the closing of the IPO, Yorktown shall have the right, but not the obligation, to nominate to the Board one (1) director, in the event that Yorktown Beneficially Owns 7.5% or more of the outstanding shares of Common Stock. If Yorktown Beneficially Owns less than 7.5% of the outstanding shares of Common Stock, it shall not be entitled to designate any nominee to the Board. At the closing of the IPO, the initial Yorktown Director shall be Howard Keenan.

If the authorized size of the Board is increased or decreased at any time to constitute other than nine (9) directors, then each Sponsor’s nomination rights under this Section 2.1(c) shall be proportionately increased or decreased, respectively, rounded to the nearest whole number; provided that such adjustment shall not reduce the number of directors a Sponsor is entitled to nominate to fewer than the number set forth in the subclause (i) (ii) or (iii) of this Section 2.1(c), as applicable, as long as such Sponsor maintains the required Beneficial Ownership set forth therein.

For the avoidance of doubt, the rights granted to the Sponsors to designate directors to the Board are additive to, and not intended to limit in any way, the rights that the Sponsors or their respective Affiliates may have to nominate, elect or remove directors under the Company’s Certificate of Incorporation, Bylaws or the General Corporation Law of the State of Delaware.

The Company agrees, to the fullest extent permitted by applicable law, to take all Necessary Action to effectuate the above, and not to take any action that would be reasonably expected to result in any of the above not becoming effectuated, including by: (A) including the persons designated pursuant to this Section 2.1 in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors; (B) nominating and recommending each such individual to be elected as a director as provided herein; (C) soliciting proxies or consents in favor thereof. The Company is entitled to identify each such individual nominated pursuant to Section 2.1(c) as a Sponsor Director pursuant to this Agreement.

(d)    In the event that any Sponsor has nominated fewer than the total number of designees such Sponsor is entitled to nominate pursuant to Section 2.1(c), such Sponsor shall have the right, at any time, to nominate such additional designees to which it is entitled, in which case the Company and the directors shall take all Necessary Action, to the fullest extent permitted by applicable law, to (x) enable such Sponsor to nominate and effect the election or appointment of such additional individuals, whether by increasing the size of the Board or otherwise, and (y) designate each such additional individual nominated by such Sponsor to fill such newly-created vacancies or to fill any other existing vacancies.

(e)    So long as a Sponsor is entitled to designate one or more nominees pursuant to Section 2.1(c), such Sponsor shall have the right to request the removal of any Sponsor Director (with or without cause) nominated by such Sponsor, from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company and the Principal Stockholders shall take all Necessary Action to cause such removal.

(f)    Each of the Compensation Committee and the Nominating and Governance Committee shall be constituted as determined by the Board in accordance with the Certificate of Incorporation and Bylaws, applicable laws or stock exchange or stock market rules; provided that so long as a Sponsor Beneficially Owns at least 7.5% of the outstanding shares of Common Stock, the Company shall take all Necessary Action to cause each of the Compensation Committee and the Nominating and Governance Committee of the Board to include in its membership at least one Sponsor Director nominated by such Sponsor, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

(g)    Nothing in this Section 2.1 shall be deemed to require that any party hereto, or any Affiliate thereof, to act or be in violation of any applicable provision of law, regulation, legal duty or requirement or stock exchange or stock market rule of any national securities exchange upon which the Class A Common Stock is admitted to trading.

(h)    Vacancies. If a vacancy is created on the Board at any time by the death, disability, resignation or removal (whether by a Sponsor or otherwise in accordance with this Agreement or the Company’s Certificate of Incorporation and Bylaws) of a Sponsor Director, then the Sponsor who designated such Sponsor Director shall be entitled to designate an individual to fill the vacancy so long as the total number of persons that will serve on the Board as Sponsor Directors designated by such Sponsor immediately following the filling of such vacancy will not exceed the total number of persons such Sponsor is entitled to designate pursuant to Section 2.1(c) on the date of such replacement designation. The Company and the Principal Stockholders shall take all Necessary Action to cause such replacement Sponsor Director to become a member of the Board pursuant to this Section 2.1(h).

Section 2.2    Restrictions on Other Agreements. No Principal Stockholder shall, directly or indirectly, grant any proxy or enter into or agree to be bound by any voting trust, agreement or arrangement of any kind with respect to its shares of Common Stock if and to the extent the terms thereof conflict with the provisions of this Agreement (whether or not such proxy, voting trust, agreement or agreements are with other Principal Stockholders, holders of shares of Common Stock that are not parties to this Agreement or otherwise).

Section 2.3    Certain Actions.

(a)    Subject to the provisions of Section 2.3(c), in the event the Sponsors collectively Beneficially Own 30% or more of the outstanding shares of Common Stock, without the approval of a majority of the shares of Common Stock Beneficially Owned by the Sponsors, each acting solely in each of their individual capacities as a stockholder of the Company, the Company shall not, and shall cause each of the Company’s subsidiaries not to, in each case except with respect to such matters expressly contemplated by Section 2.3(b):

(i)    adopt or propose any amendment, modification or restatement of or supplement to the Company’s Certificate of Incorporation;

(ii)    adopt or propose any amendment, modification or restatement of or supplement to the Company’s Bylaws;

(iii)    commence a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or similar law or of any other case or proceeding to be adjudicated as bankrupt or insolvent, or consent to the entry of a decree or order for relief or in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it or them, or the file a petition or answer or consent seeking reorganization or relief under any applicable Federal or State law, or consent to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or its subsidiaries or of any substantial part of its or their property, or make an assignment for the benefit of creditors, or admit in writing of its or their inability to pay its or their debts generally as they become due, or take any action in furtherance of any such action; or

(iv)    change the size of the Board, except as required by applicable law or pursuant to the terms of this Agreement.

(b)    Subject to the provisions of Section 2.3(c), in the event the Sponsors collectively Beneficially Own 50% or more of the outstanding shares of Common Stock, without the approval of a majority of the shares of Common Stock Beneficially Owned by the Sponsors, each acting solely in each of their individual capacities as a stockholder of the Company, the Company shall not, and shall cause each of the Company’s subsidiaries not to:

(i)    consummate any acquisition, whether by purchase, contribution, merger, consolidation or otherwise, of any property, assets or equity interests for consideration with a Fair Market Value, as determined in good faith by the Board, of greater than $150,000,000 in any single transaction; or

(ii)    issue any class or series of equity securities of the Company, the terms of which expressly provide that such class or series will rank senior to the Common Stock as to voting rights, dividend rights or distribution rights upon the liquidation, winding up or dissolution of the Company.

(c)    The approval rights set forth in Section 2.3(a) above shall terminate at such time that the Sponsors collectively Beneficially Own less than 30% of the outstanding shares of Common Stock; provided that if this Agreement is terminated with respect to any Sponsor pursuant to Section 3.1, such Sponsor’s Beneficial Ownership of outstanding shares of Common Stock shall no longer be considered in calculating the Sponsors’ collective Beneficial Ownership of outstanding shares of Common Stock pursuant to this Agreement.

ARTICLE III

TERMINATION

Section 3.1    Termination. This Agreement shall irrevocably terminate with respect to any Party that constitutes a Sponsor, (a) at such time as such Sponsor is no longer entitled to designate a nominee to the Board pursuant to Section 2.1(c) hereof or (b) upon the delivery of a written notice by such Sponsor to the Company and the other Parties requesting that this Agreement irrevocably terminate with respect to any Parties that constitutes such Sponsor. Upon a termination of this Agreement in respect of any Sponsor, there shall be no continuing liability or obligation on the part of any Party that constitutes such Sponsor or any other Party in respect of such Sponsor following such termination; provided, however, that the termination of this Agreement in respect of any Sponsor shall not prevent any Party from seeking any remedies (at law or in equity) against any other Party for such Party’s breach of any terms of this Agreement occurring prior to such termination.

ARTICLE IV

MISCELLANEOUS

Section 4.1    Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by facsimile or electronic mail to such party at the address set forth below (or such other address as shall be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five business days after the date on which it is so mailed, and (d) sent by facsimile or electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(a)	If to the Company, to:

Brigham Minerals, Inc.

5914 W. Courtyard Drive, Suite 100

Austin, Texas 78730

Attention: [●]

E-mail: [●]

(b)	If to Pine Brook, to:

c/o Pine Brook Road Advisors, LP

[●]

[●]

Attention: [●]

E-mail: [●]

(c)	If to Warburg Pincus, to:

c/o Warburg Pincus LLC

[●]

[●]

Attention: [●]

E-mail: [●]

(d)	If to Yorktown, to:

c/o Yorktown Partners LLC

410 Park Avenue, 19th Floor

New York, NY 10022

Attention: W. Howard Keenan, Jr.

E-mail: hkeenan@yorktownenergy.com

With a copy to:

Thompson & Knight LLP

1722 Routh Street, Suite 1500

Dallas, Texas 75201

Attention: Ann Marie Cowdrey

E-mail: annmarie.cowdrey@tklaw.com

Section 4.2    Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 4.3    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall be considered one and the same agreement.

Section 4.4    Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the Parties with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the Parties, any rights or remedies hereunder.

Section 4.5    Further Assurances. Each Party shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other Parties to give effect to and carry out the transactions contemplated herein.

Section 4.6    Governing Law; Equitable Remedies. THIS AGREEMENT AND ANY CLAIMS AND CAUSES OF ACTION HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE

(WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.7    Consent to Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents, to the fullest extent permitted by law, to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 4.1 hereof; provided, however, that nothing herein shall affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 4.8    Amendments; Waivers.

(a)    No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the Parties, and (ii) in the case of a waiver, by each of the Parties against whom the waiver is to be effective.

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.9    Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the Parties without the prior written consent of the Parties; provided, however, that the Principal Stockholders may each assign any of its respective rights hereunder to any of its Affiliates and investment funds it is Affiliated with or manages, provided any such Affiliate execute a joinder to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 4.10    Information. Upon the request of the Company, each Sponsor shall use commercially reasonable efforts to provide to the Company the number of shares of Common Stock such Sponsor Beneficially Owns in the aggregate and the number of shares of Common Stock Beneficially Owned by each Person constituting such Sponsor.

Section 4.11    Designation of a Sponsor Representative. The Parties constituting each Sponsor shall (i) collectively designate a sponsor representative (each, a “Sponsor Representative”) for the purposes of acting in the name and stead of such Sponsor in making any elections or designations permitted or required by this Agreement and acting on such Sponsor’s behalf under any other provision of this Agreement and (ii) notify the Company of such designation as soon as practicable.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY

BRIGHAM MINERALS, INC.

By:
Name:	[●]
Title:	[●]

Signature Page to Stockholders’ Agreement

PRINCIPAL STOCKHOLDERS:

PINE BROOK ROAD ADVISORS, LP

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

WARBURG PINCUS LLC

By:
Name:
Title:

Signature Page to Stockholders’ Agreement

YORKTOWN ENERGY PARTNERS IX, L.P.

By: Yorktown IX Company LP, its general partner

By: Yorktown IX Associates LLC, its general partner

By:
Name:
Title:

YORKTOWN ENERGY PARTNERS X, L.P.

By: Yorktown X Company LP, its general partner

By: Yorktown X Associates LLC, its general partner

By:
Name:
Title:

YORKTOWN ENERGY PARTNERS XI, L.P.

By: Yorktown XI Company LP, its general partner

By: Yorktown XI Associates LLC, its general partner

By:
Name:
Title:

YORKTOWN BRIGHAM CO INVESTMENT PARTNERS, LP

By: Yorktown Brigham Company LP, its general partner

By: Yorktown Brigham Associates LLC, its general partner

By:
Name:
Title:

Signature Page to Stockholders’ Agreement